Exhibit 99.1

Exponent Reports Strong First Quarter 2004 Financial Results

MENLO PARK, Calif., April 19, 2004 - Exponent, Inc. (Nasdaq: EXPO) today reported financial results for the first quarter ended April 2, 2004.

For the first quarter, revenues were $38,766,000 an increase of 11% over $34,815,000 reported in the same period of 2003. Revenues before reimbursements increased 14% to $35,925,000 from $31,471,000 in the same period of 2003. Net income increased by 43% to $3,521,000, or $0.43 per diluted share, as compared to $2,469,000, or $0.32 per diluted share, for the same period of 2003.

“We are especially satisfied with our performance in the quarter and encouraged by the momentum that we are demonstrating in several key areas,” commented President and CEO, Michael R. Gaulke. “We showed continued growth in our defense technology development business, completing the original Advanced Robotic Controller contract for the US Army and commencing a new phase of the program. We continue to work with the Rapid Equipping Force in both Iraq and Afghanistan and have received funding to continue this support for another twelve months. In addition, we have recently been awarded a follow-on contract to continue to provide smartcard failure analysis and Common Access Card (CAC) program support, and we continue to market to other military branches in an effort to broaden our portfolio of clients.

“Our vehicle-centric practices, biomechanics and vehicle analysis, were also strong in the first quarter, as we continued to perform a broad range of accident reconstruction and vehicle testing projects, as well as supported our clients in issues of intellectual property and product recall. We made good progress in other areas, including health sciences and construction disputes, where we continued to build upon important long-term relationships.

“We believe that our strength in the first quarter positions us for growth in 2004, and we are optimistic about our ability to capitalize on our strategic growth initiatives,” concluded Mr. Gaulke.

Earnings Call Information

Exponent will host a conference call discussing the Company’s first quarter 2004 results today, Monday, April 19, 2004 starting at 4:30 p.m. Eastern Time/1:30 p.m. Pacific Time. A live webcast of the call will be available on the Investor Relations section of the Company’s web site at www.exponent.com/investors. For those unable to listen to the live webcast, a replay of the call will also be available on the Exponent web site, or by dialing 800-633-8284 and entering reservation #21192180.

About Exponent

Exponent is an engineering and scientific consulting firm providing solutions to complex problems. Exponent’s multidisciplinary organization of scientists, physicians, engineers,

and business consultants brings together more than 70 technical disciplines to address complicated issues facing industry and government today. The firm’s consultants analyze failures and accidents to determine their causes and provide answers to help prevent such problems. In addition, Exponent evaluates human health and environmental concerns to find cost-effective solutions.

Exponent may be reached at (888) 656-EXPO, info@exponent.com, or www.exponent.com.

This news release contains, and incorporates by reference, certain “forward-looking” statements (as such term is defined in the Private Securities Litigation Reform Act of 1995, and the rules promulgated pursuant to the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended thereto under) that are based on the beliefs of the Company’s management, as well as assumptions made by and information currently available to the Company’s management. Such forward-looking statements are subject to the safe harbor created by the Private Securities Litigation Reform Act of 1995. When used in this document and in the documents incorporated herein by reference, the words “anticipate,” “believe,” “estimate,” “expect” and similar expressions, as they relate to the Company or its management, identify such forward-looking statements. Such statements reflect the current views of the Company or its management with respect to future events and are subject to certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, the Company’s actual results, performance, or achievements could differ materially from those expressed in, or implied by, any such forward-looking statements. Factors that could cause or contribute to such material differences include the possibility that the demand for our services may decline as a result of changes in general and industry specific economic conditions, the effects of competitive services and pricing, and liabilities resulting from claims made against us. Additional risks and uncertainties are discussed in our Annual Report on Form 10-K under the heading “Factors That May Affect Future Operating Results and Market Price of Stock” and elsewhere in the report. The inclusion of such forward-looking information should not be regarded as a representation by the Company or any other person that the future events, plans, or expectations contemplated by the Company will be achieved. The Company undertakes no obligation to release publicly any updates or revisions to any such forward-looking statements.

EXPONENT, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

For the Quarters Ended April 2, 2004 and April 4, 2003

(in thousands, except per share data)

	Quarters Ended
	April 2, 2004	April 4, 2003
Revenues
Revenues before reimbursements	$35,925	$31,471
Reimbursements	2,841	3,344

Revenues	38,766	34,815

Operating expenses
Compensation and related expenses	22,937	20,602
Other operating expenses	4,841	4,593
Reimbursable expenses	2,841	3,344
General and administrative expenses	2,340	2,121

	32,959	30,660

Operating income	5,807	4,155

Other income
Interest income, net	93	11
Miscellaneous income, net	71	205

	164	216

Income before income taxes	5,971	4,371

Income taxes	2,450	1,902

Net income	$3,521	$2,469

Net income per share:
Basic	$0.48	$0.35
Diluted	$0.43	$0.32

Shares used in per share computations:
Basic	7,326	7,113
Diluted	8,265	7,790

EXPONENT, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

April 2, 2004 and January 2, 2004

(in thousands)

	April 2, 2004	January 2, 2004
Assets
Current assets:
Cash and cash equivalents	$6,416	$19,490
Short-term investments	32,240	22,268
Accounts receivable, net	41,204	35,844
Prepaid expenses and other assets	1,608	2,095
Deferred income taxes	2,052	2,052

Total current assets	83,520	81,749

Property, equipment and leasehold improvements, net	30,441	30,793
Goodwill	8,607	8,607
Other assets	441	693

	$123,009	$121,842

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable and accrued liabilities	$4,938	$4,783
Current installments of long-term obligations	51	55
Accrued payroll and employee benefits	13,755	16,528
Deferred revenues	1,275	2,864

Total current liabilities	20,019	24,230

Long-term obligations, net of current installments	154	169
Deferred income taxes	1,211	1,211
Deferred rent	1,087	1,031

Total liabilities	22,471	26,641

Stockholders’ equity:
Common stock	8	8
Additional paid-in capital	36,309	34,153
Deferred stock-based compensation	(1,026)	(69)
Accumulated other comprehensive income (loss)	93	94
Retained earnings	69,985	66,464
Treasury shares, at cost	(4,831)	(5,449)

Total stockholders’ equity	100,538	95,201

	$123,009	$121,842